Exhibit 10.11
Execution Version
PORTIONS OF THIS EXHIBIT, INDICATED BY [***], HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.
THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE, OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
AURA CONSOLIDATED GROUP, INC.
CONVERTIBLE UNSECURED NOTE
Note No.: 001
Issue Date: May 12, 2025
$25,000,000
FOR VALUE RECEIVED, Aura Consolidated Group, Inc., a Delaware corporation (the “Company”), promises to pay to Life360, Inc., or its registered assigns (the “Holder”), in lawful money of the United States of America the principal sum of Twenty Five Million Dollars ($25,000,000), or such lesser amount as shall equal the outstanding principal amount of this Note, together with simple interest from the date of this Convertible Unsecured Note (this “Note” or “Agreement”) on the unpaid principal balance at a rate equal to 0% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Except as set forth in this Note, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable under this Note, shall be due and payable on the earlier of: (a) the fifth (5) year anniversary of the date of this Note (the “Maturity Date”), if and when declared due and payable in writing by the Holder on or after the Maturity Date; and (b) upon the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 3. This Note and all payments hereon, including the principal Amount or interest, constitutes a senior unsecured general obligation of the Company, ranking senior to all other existing unsecured indebtedness of the Company and ranking senior in right of payment to any future indebtedness of the Company. The parties further agree as follows:
1.    Payments.
(a)    Voluntary Prepayment. This Note may not be prepaid without the written consent of the Holder.
(b)    Mandatory Prepayment. In the event of a Change of Control, prior to any distribution to any holders of the Company’s equity securities or other existing unsecured indebtedness of the Company, the Holder shall receive the greater of: (i) a cash payment equal to the Outstanding Amount, upon or immediately following the closing of such Change of Control; or (ii) the amount the Holder would have received had the Note converted immediately prior to such Change of Control into Common Stock at a price per share equal to the lesser of (x) [***] and (y) a price per share equal to [***]. As a condition precedent to receive any cash payment pursuant to this Section 1(b), if requested by the Company, the

Holder shall execute and deliver a release in favor of the Company and its Affiliates, covering the Holder’s status as a lender and/or stockholder in the Company, in a form materially similar to the general release provided by all holders of the Company’s equity securities in connection with such Change of Control.
2.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note. For purposes of this Section 2, the term the “Company” shall include any material subsidiaries of the Company, unless otherwise noted herein, and any of the Events of Default listed in this Section 2 shall also include any analogous foreign proceedings even if not expressly listed thereunder:
(a)    Failure to Pay. The Company shall fail to pay when due any principal payment on the due date of this Note and such payment shall not have been made within five (5) business days after the Company receives written notice of such failure to pay;
(b)    Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition, or agreement contained in this Note (other than those specified in Section 2(a)) and such failure shall continue for five (5) business days after the Company’s receipt of written notice to the Company of such failure;
(c)    Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for, or consent to, the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or
(d)    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of the Company, or of all or a substantial part of the property of the Company, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts of the Company under any bankruptcy, insolvency, or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty five (45) days of commencement.
3.    Rights of Holder upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(c) or 2(d)) and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company under this Note to be immediately due and payable without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived, notwithstanding any other term of this Note. Upon the occurrence of any Event of Default described in Sections 2(c) and 2(d), immediately and without notice, all outstanding Obligations payable by the Company under this Note shall automatically become immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived, notwithstanding any other term of this Note. In addition, upon the occurrence and during the continuance of any Event of Default, the Holder may, with the written consent of the Holder, exercise any other right, power, or remedy granted to it by the Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

4.    Market Stand-Off. In the event that the Company undertakes an initial public offering of its securities or any other public offering, the Holder agrees not to sell, transfer, or otherwise dispose of any shares of securities of the Company acquired upon conversion of this Note for a period of 180 days following the effective date of the registration statement for such offering, except as part of the offering or with the prior written consent of the Company and the managing underwriter(s). The Holder further agrees to execute any agreements reasonably requested by the Company or the underwriter(s) that are consistent with this provision or that are necessary to give further effect to this provision, provided that such agreement is on terms consistent with the market stand-off provision in the Amended and Restated Investor Rights Agreement dated as of August 8, 2024, as may be amended and restated and then in effect.
5.    Conversion.
(a)    Automatic Conversion. If a Qualified Financing occurs on or before the Maturity Date, then the Outstanding Amount shall automatically convert into fully paid and nonassessable shares of Common Stock in connection with the Qualified Financing at the Conversion Price.
(b)    Voluntary Conversion. If a Non-Qualified Financing occurs on or before the Maturity Date, then the Holder shall have the option, by delivering written notice to the Company at least five (5) business days prior to the closing of such Non-Qualified Financing, to have the Outstanding Amount converted into fully paid and nonassessable shares of Conversion Preferred Stock at the Conversion Price in connection with such Non-Qualified Financing.
(c)    Maturity Conversion. If this Note remains outstanding following the Maturity Date, the Holder may, (A) convert the Outstanding Amount into fully paid and nonassessable shares of the most senior series of the Company’s preferred stock then outstanding (“Senior Preferred Stock”) at a price per share equal to [***], (B) demand repayment of the Note in cash at the original principal amount plus accrued interest, or (C) amend the Note to extend the Maturity Date by mutual agreement with the Company. As a condition precedent to the Maturity Conversion, (i) the Company shall take such corporate action(s), in the opinion of the Company’s counsel, including an amendment to the Certificate of Incorporation (the “Amendment”), to properly and lawfully authorize and issue such shares of Senior Preferred Stock pursuant to such Maturity Conversion, and (ii) the Holder shall become a party to any stockholders agreements or other agreements with the Company (the “Stockholder Agreements”) relating to the Senior Preferred Stock as an “Investor”. If the Holder is a stockholder of the Company, then the Holder consents, and agrees to consent, to the Amendment in all respects.
(d)    Conversion Procedure.
(i)    Conversion Procedure. If this Note is to be converted, written notice shall be delivered to the Holder at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice at least ten business days prior to such conversion, (A) notifying the Holder of the conversion to be effected, (B) specifying the material terms of the applicable Conversion Transaction (including the conversion price per share and the conversion class and/or series of capital stock), the Outstanding Amount, and the expected conversion date, and (C) requesting that the Holder surrender to the Company, in the manner and at the place designated, this Note. Upon such conversion of this Note and as a condition precedent to receive any securities issued upon conversion of this Note, the Holder shall execute and deliver to the Company the customary transaction agreements related to the applicable Conversion Transaction, which may include a purchase or conversion agreement, and/or other customary and/or applicable agreements, with customary representations and warranties and transfer restrictions. The Holder shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen, or destroyed and an agreement acceptable to the Company whereby the

Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the initial closing of such Conversion Transaction; provided, however, that upon the initial closing of such Conversion Transaction, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this Section 5(d)(i). The Company shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate (or other evidence of such ownership, including a digital certificate, other digital evidence, or evidence of a book entry) for the number of shares to which the Holder shall be entitled upon the conversion of this Note.
(ii)    Timing of Conversion. Any conversion of this Note shall be deemed to be effective, (A) in the case of a Qualified Financing or Non-Qualified Financing, immediately prior to the Qualified Financing or Non-Qualified Financing, or (B) in the case of a Change of Control, immediately prior to the Change of Control, as applicable.
(iii)    Fractional Shares; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to the Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price. Upon conversion of this Note pursuant to the terms hereof, the Company shall be forever released from all its obligations and liabilities under this Note, and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.
6.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 6, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 6 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.
For purposes of these representations and warranties (other than those in Sections 6(b), 6(c), 6(d), and 6(e)) the term the “Company” shall include any material subsidiaries of the Company, unless otherwise noted herein.
(a)    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
(b)    Capitalization.
(i)    The authorized capital of the Company consists, immediately prior to the Issue Date, of:
(1)    176,665,265 shares of common stock, $0.0001 par value per share, 20,120,284 shares of which are issued and outstanding immediately prior to the Issue Date.
(2)    114,802,731 shares of preferred stock, $0.0001 par value per share, of which 13,500,000 shares have been designated Series A-1 preferred stock and 13,240,090 shares are issued and outstanding, 21,000,000 shares have been designated Series A-2 preferred stock and 18,792,859 shares are issued and outstanding, 1,100,000 shares have been designated Series B preferred stock and 1,088,950 shares are issued and outstanding, 30,500,000 shares have been designated Series C preferred stock and 30,333,645 shares are issued and outstanding, 5,100,000 shares have been designated Series C-1 preferred stock and 5,074,944 shares are issued and outstanding, 12,000,000 shares have been designated Series D preferred stock and 872,278 shares are issued and outstanding, 10,800,000 shares have been designated Series E preferred stock and 10,767,857 shares are issued and outstanding, 12,081,920 shares have been designated Series F preferred stock and 11,581,918 shares are issued and outstanding, and 8,720,811 shares have been designated Series G preferred stock and 8,720,810 shares are issued and outstanding. The rights, privileges and preferences of the preferred stock are as stated in the Restated Certificate and as provided by the DGCL. Each share of preferred stock outstanding as of immediately prior to the Issue Date will be convertible into the same number of shares of Common Stock, as of both immediately prior to and immediately after the Issue Date.
(3)    All of the outstanding shares of capital stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(ii)    The Company has reserved 36,329,403 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Aura Consolidated Group, Inc. 2024 Equity Incentive Plan, as amended, duly adopted by the Board of Directors of the Company (the “Board of Directors”) and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, (i) 1,705,609 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of options and are currently outstanding (and included as outstanding in Section 6(b)(i)(1) above), (ii) options to purchase 26,284,971 shares have been granted and are currently outstanding, and (iii) 8,395,036 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan, all of which remain uncommitted and unallocated. The Company has furnished to the Holder complete and accurate copies of the Stock Plan and forms of agreements used thereunder.
(iii)    The Company has obtained valid waivers of any rights by other parties to enter into this Note.
(c)    Authorization. All corporate action required to be taken by the Board of Directors and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Note, the performance of all obligations of the Company under this Note to be performed as of the Issue Date, and the issuance and delivery of the Note has been taken. this Note, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) to the extent the indemnification provisions contained in any Stockholder Agreement may be limited by applicable federal or state securities laws.
(d)    Valid Issuance of Note. This Note will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions set forth herein, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Holder. The Note will be issued in compliance with all applicable federal and state securities laws. The Conversion Preferred Stock and Common Stock issuable upon conversion of the Conversion Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth herein, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Holder.
(e)    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the issuance of this Note.
(f)    Litigation. To the Company’s knowledge, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or currently threatened (i) against the Company or any Officer or director of the Company arising out of their employment or Board of Directors’ relationship with the Company; (ii) that questions the validity of this Note or the right of the Company to enter into this Note, or to consummate the transactions contemplated by this Note; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(g)    Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Restated Certificate or Bylaws; (b) in any material respect of any instrument, judgment, order, writ or decree; (c) in any material respect under any note, indenture or mortgage; (d) in any material respect under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule; or (e) of any provision of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Note and the consummation of the transactions contemplated by this Note will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
(h)    Corporate Documents. The Restated Certificate and Bylaws of the Company as of the date of this Agreement are in the form made available to the Holder.
7.    Definitions. As used in this Note, the following capitalized terms have the following meanings:
(a)    “Change of Control” means (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than a majority of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger, or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease, or other disposition of all or substantially all of the assets of the Company.

(b)    “Common Stock” means the Company’s common stock, $0.0001 par value per share.
(c)    “Conversion Preferred Stock” means the shares of a series of the Company’s preferred stock issued to the Holder in the Non-Qualified Financing, as applicable, having the identical rights, privileges, preferences, and restrictions as the shares of the Company’s preferred stock sold and issued to new cash purchasers in connection with the Non-Qualified Financing other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will initially equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.
(d)    “Conversion Price” means a price per share equal to the lower of: (i) 85% of the lowest price per share of Common Stock paid by public investors in a Qualified Financing or preferred stock sold in a Non-Qualified Financing, as applicable (the “Discount Price”), or (ii) an amount obtained by dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization as of immediately prior to the Qualified Financing or Non-Qualified Financing, as applicable (the “Cap Price”), provided, however, that in no event will the Cap Price in a Non-Qualified Financing Round be less than the price per share obtained by dividing (x) the Valuation Floor by (y) the Fully Diluted Capitalization as of immediately prior to the Non-Qualified Financing.
(e)    “Conversion Transaction” means, as applicable, a Qualified Financing or a Non-Qualified Financing.
(f)    “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(g)    “Fully Diluted Capitalization” means the sum of (i) the outstanding shares of Common Stock, and (ii) the shares of Common Stock directly or indirectly issuable upon conversion or exchange of all outstanding securities directly or indirectly convertible into or exchangeable for Common Stock (including preferred stock) and the exercise of all issued, outstanding and promised options and warrants, including in connection with a Non-Qualified Financing, all shares of Common Stock that are reserved, available for future grant and not subject to any outstanding options or promised options under any equity incentive or similar Company plan, including any increase to the Stock Plan or any option pool; provided, that Fully Diluted Capitalization shall not include the Note and the securities directly or indirectly issuable upon conversion or exchange of the Note.
(h)    “Issue Date” means the date of this Note as first written above or May 12, 2025.
(i)    “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge, or other encumbrance.
(j)    “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.
(k)    “Non-Qualified Financing” means a bona fide financing transaction or series of related transactions in which the Company raises gross proceeds of at least $50 million, whether led by existing or new investors, and does not constitute a Qualified Financing.

(l)    “Officer” means the Chief Executive Officer, President, Chief Financial Officer, and any other person who reports directly to the Board of Directors or the Chief Executive Officer.
(m)    “Outstanding Amount” means the then outstanding principal amount of this Note plus accrued interest.
(n)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
(o)    “Qualified Financing” means a firm-commitment underwritten public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, that results in aggregate gross proceeds to the Company of at least $75 million.
(p)    “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation.
(q)    “Senior Indebtedness” means, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with, (i) secured indebtedness for borrowed money of the Company, to banks, commercial finance lenders, or other lending institutions regularly engaged in the business of lending money (excluding (A) any indebtedness convertible into equity securities of the Company and (B) indebtedness in connection with capital leases or operating leases used solely for the purchase, finance, or acquisition of equipment and where such indebtedness is secured solely by such equipment), and (ii) any extension, refinance, renewal, replacement, defeasance, or refunding of any indebtedness described in clause (i).
(r)    “Valuation Cap” means [***].
(s)    “Valuation Floor” means [***].
8.    MFN. If the Company issues any Subsequent Convertible Securities (as defined below) with terms more favorable than those of this Note (including, without limitation, a valuation cap and/or discount) prior to termination of this Note, the Company will promptly provide the Holder with written notice thereof, together with a copy of such Subsequent Convertible Securities (the “MFN Notice”) and, upon written request of the Holder, any additional information related to such Subsequent Convertible Securities as may be reasonably requested by the Holder. In the event the Holder determines that the terms of the Subsequent Convertible Securities are preferable to the terms of this Note, the Holder will notify the Company in writing within 10 days of the receipt of the MFN Notice. Promptly after receipt of such written notice from the Holder, the Company agrees to amend and restate this instrument to be identical to the instrument(s) evidencing the Subsequent Convertible Securities; provided that, should this instrument, as amended and restated pursuant to the foregoing, require the Company to pay the Holder any interest on the Note, such interest payments shall reduce, dollar-for-dollar, the required Minimum Guarantee Payment as defined in the commercial agreement between the Company and the Holder. For purposes of this Agreement, “Subsequent Convertible Securities” means only the first tranche of convertible securities that the Company may issue after the date of this Agreement with the principal purpose of raising capital, including but not limited to, Simple Agreements for Future Equity, convertible debt instruments (including other convertible promissory notes) and other convertible securities. Subsequent Convertible Securities excludes: the following types of securities: (A) options issued pursuant to any equity incentive or similar plan of the Company; (B) convertible securities issued or issuable to (1) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing or (2) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions; and (C) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships.
9.    Information Rights. The Company shall deliver to Holder as soon as practicable, but in any event within 45 days after the end of each quarter of each fiscal year of the Company, quarterly financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), provided that so long as the Company is providing such financial statements to other investors of the Company pursuant to any stockholder agreement, then the Company shall deliver such financial statements to Holder at the same time and in the same manner as such financial statements are delivered to the Company’s other stockholders entitled to receive such financial statements. Upon termination or conversion of this Note, Holder will become a party to the Company’s existing stockholder agreements or enter into a new side letter with the Company pursuant to which the rights set forth in this Section 9 will survive until the earlier of (i) such time that Holder no longer holds any securities of the Company or (ii) a Qualified Financing or Change of Control.
10.    Miscellaneous.
(a)    Successors and Assigns; Transfer of this Note.
(i)    Subject to the restrictions on transfer set forth in this Section 10(a), the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties.
(ii)    This Note shall not be directly or indirectly transferred or assigned by the Holder without the prior written consent of the Company; provided, however, that the Holder may transfer or assign this Note to (A) an Affiliate of the Holder, or (B) in connection with a merger, consolidation, or sale of all or substantially all of the assets or equity interests of the Holder, so long as such transfer or assignment is in compliance with applicable securities laws and such Affiliate assumes in writing the Holder’s rights, interests, and obligations under this Note pursuant to an assignment agreement in form and substance acceptable to the Company.
(b)    Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.
(c)    Tax Treatment. It is the intention of the Company and the Holder that for U.S. federal and other applicable income tax purposes (such tax treatment, the “Intended Tax Treatment”): (a) the Note shall be treated as a “common” equity (and not debt) interest in the Company, including for purposes of Sections 304, 305, 306, 354, 368 and 1036 of the Internal Revenue Code of 1986 (the “Code”), (b) the Holder shall not be required to include in income as a dividend any amounts, including any accrual of “interest” in respect of the Note, under Section 301 of the Code or Section 305(c) of the Code, (c) any payment by the Company to the Holder in redemption or repayment of the Note (including payments on the Maturity Date), whether in part or in full, shall be treated as a redemption within the meaning of Code Section 317(b), and (d) the conversion of the Note into shares of Common Stock, Conversion Preferred Stock or Senior Preferred Stock (as applicable) of the Company pursuant to Section 5 of this Note shall be treated as a reorganization pursuant to Section 368(a)(1)(E) of the Code in which no gain or loss shall be recognized by the Holder and will not give rise to any deemed distribution within the meaning of Section 305(b) or Section 305(c) of the Code or otherwise, and this Note is hereby adopted as a “plan of reorganization” within the meaning of 1.368-2(g) and 1.368-3(a). The Company will report consistently with, and take no positions or actions inconsistent with (including, without limitation, by way of withholding), the Intended Tax Treatment on any tax return or other tax filing, in any tax proceeding or tax audit or otherwise, unless otherwise required by a final determination of a taxing authority within the meaning of Section 1313(a) of the Code.
(d)    Waiver and Amendment. Except as expressly set forth in this Note, any provision of this Note may be amended, waived, modified, or terminated upon the written consent of the Company and the Holder.
(e)    Notices. All notices and other communications required or permitted under this Note shall be in writing and: (i) mailed by registered or certified mail, postage prepaid, to the receiving party’s address set forth on the signature page(s) of this Note, (ii) sent by electronic mail to the receiving party’s electronic mail address set forth on the signature page(s) of this Note, or (iii) delivered by hand, messenger, or courier service to the receiving party. Each such notice or other communication shall, for all purposes of this Note, be treated as effective or having been given when: (A) delivered by hand, messenger, or courier service, when delivered (or if sent via a recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier); (B) sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for mail, addressed and mailed as specified; or (C) sent via electronic mail. Each party may update or otherwise change their address or electronic address by providing notice to the other party pursuant to this Section 10(e). Subject to the limitations set forth in Section 232(e) of the DGCL, the Holder consents to the delivery of any notice to stockholders given by the Company under the DGCL or the Certificate of Incorporation or the Bylaws by (1) electronic mail to any electronic mail address for the Holder in the Company’s records or (2) any other form of electronic transmission (as defined in the DGCL) directed to the Holder. This consent may be revoked by the Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Section 232 of the DGCL.
(f)    Severability. If any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Note, and such illegal, unenforceable, or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business, and other purposes of the illegal, unenforceable, or void provision. The remaining provisions of this Note shall be enforceable in accordance with its terms.
(g)    Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(h)    Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with respect to the subject matter herein, and any other written or oral agreement relating to such subject matter existing between the parties are expressly cancelled.
(i)    Further Assurances. Each party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership, or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to fully effectuate the terms of this Note.

(j)    Payment. Unless converted into the Company’s equity securities pursuant to the terms of this Note, payment shall be made in lawful tender of the United States.
(k)    Waivers. The Company waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, and all other notices or demands relative to this instrument.
(l)    Replacement of this Note. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note and, if requested by the Company, an indemnity agreement in form and substance acceptable to the Company, the Company shall execute and deliver, in lieu of this Note, a new Note of the same amount, at the expense of the Holder. The term “Note” shall include this Note and any Notes delivered in substitution, exchange, or replacement of this Note.
(m)    Dispute Resolution. The parties (i) irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action, or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.
(n)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(Signature Page Follows)

The Company and the Holder have made this Note effective as of the date first set forth above.
COMPANY:
AURA CONSOLIDATED GROUP, INC.

By:	/s/ Brian DeCenzo

Name: Brian DeCenzo Title: Chief Financial Officer

Address: 250 Northern Ave., 3rd Floor, Boston, MA 02210

Email: brian@aura.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP 140 Scott Drive | Menlo Park, CA 94025 Sarah Axtell sarah.axtell@lw.com
HOLDER:
LIFE360, INC.

By:	/s/ Russell Burke

Name: Russell Burke Title: Chief Financial Officer

Address: 1900 S Norfolk St, Suite 310, San Mateo, CA 94403

Email: rburke@life360.com; legalnotices@life360.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP 1999 Avenue of the Stars, 17th Floor, Los Angeles, CA 90067 Natalie Karam Natalie.Karam@sidley.com
(Signature Page to Convertible Unsecured Note)

EXHIBIT A
DISCLOSURE SCHEDULE
This Disclosure Schedule is made and given pursuant to Section 6 of the Convertible Unsecured Note, dated as of May 12, 2025 (the “Note”), by and among Aura Consolidated Group, Inc. (the “Company”) and Life360, Inc., or its registered assigns (the “Holder”). All capitalized terms used but not defined herein shall have the meanings as defined in the Note, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Note; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Note where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Note or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Note require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been made available to the Holder or their respective counsel.
[None.]